EXHIBIT 99.4

                            SHAREHOLDERS AGREEMENT

               AGREEMENT, dated as of February 15, 1999 between Delta Air Lines, Inc., a Delaware corporation ("Buyer"), and the shareholders of ASA Holdings, Inc., a Georgia corporation named on Schedule I hereto
(collectively, the "Shareholders").

               WHEREAS, in order to induce Buyer and Delta Sub, Inc. to enter into an Agreement and Plan of Merger, dated as of the date hereof (the "Merger Agreement"), with ASA Holdings, Inc., a Georgia corporation (the "Company"), Buyer has requested the Shareholders, and the Shareholders have agreed, to enter into this Agreement with respect to all outstanding shares of common stock, par value $0.10 per share ("Common Stock"), of the Company that the Shareholders beneficially own (the "Shares").

               NOW, THEREFORE, the parties hereto agree as follows:


                                 ARTICLE 1
                   Voting Agreement; Agreement to Tender

               Section 1.01 Voting Agreement. Each Shareholder hereby agrees to vote all Shares that such Shareholder is entitled to vote at the time of any vote to approve and adopt the Merger Agreement and the Merger and any actions related thereto at any meeting of the shareholders of the Company, and at any adjournment thereof, at which such Merger Agreement and other related agreements (or any amended version thereof), or such other actions, are submitted for the consideration and vote of the shareholders of the Company. Each Shareholder hereby agrees that he or she will not vote any Shares in favor of the approval of any (i) Acquisition Proposal,
(ii) reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company, (iii) corporate action the consummation of which would frustrate the purposes, or prevent or delay the consummation, of the transactions contemplated by the Merger Agreement or (iv) other matter relating to, or in connection with, any of the foregoing matters.

               Section 1.02 Agreement to Tender. Each Shareholder hereby agrees to tender, or to cause the tender of, upon the request of Buyer (and agrees that, subject to applicable law, he or she will not withdraw), pursuant to and in accordance with the terms of the Offer, all outstanding Shares beneficially owned by such Shareholder (including any Shares issued after the date hereof as a result of the exercise by such Shareholder of any options with respect to any Shares). Prior to the expiration of the Offer, each Shareholder shall deliver to the exchange agent designated in the Offer (i) a letter of transmittal with respect to the Shares complying with the terms of the Offer,
(ii) certificates representing the Shares and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer.

               Each Shareholder further agrees to irrevocably waive any claim which such Shareholder may have to shares of Common Stock beneficially owned by such Shareholder's spouse.


                                 ARTICLE 2
            Representations and Warranties of Each Shareholder

               Each Shareholder represents and warrants to Buyer, severally with respect to such Shareholder and not jointly, that:

               Section 2.01 Binding Agreement. This Agreement constitutes a valid and binding agreement of such Shareholder.

               Section 2.02  Total Shares.  Except for the Shares set forth on
Schedule I hereto, such Shareholder does not beneficially own any shares of capital stock or voting securities of the Company that are currently outstanding.

               Section 2.03 Finder's Fees. No investment banker, broker, finder or other intermediary is entitled to a fee or commission from Buyer or the Company in respect of this Agreement based upon any arrangement or agreement made by or on behalf of such Shareholder in his or her capacity as a shareholder of the Company.


                                 ARTICLE 3
                  Representations and Warranties of Buyer

               Buyer represents and warrants to each Shareholder:

               Section 3.01 Corporate Authorization. The execution, delivery and performance by Buyer of this Agreement and the consummation by Buyer of the transactions contemplated hereby are within the corporate powers of Buyer and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding Agreement of Buyer.


                                 ARTICLE 4
                         Covenants of Shareholder

               Shareholder hereby covenants and agrees that:

               Section 4.01 No Proxies for or Encumbrances on Shares. Except pursuant to the terms of this Agreement, no Shareholder shall, without the prior written consent of Buyer, directly or indirectly, (i) grant any proxies or enter into any voting trust or other agreement or arrangement with respect to the voting of any Shares or (ii) acquire, sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect acquisition or sale, assignment, transfer, encumbrance or other disposition of, any Shares during the term of this Agreement. No Shareholder shall seek or solicit any such acquisition or sale, assignment, transfer, encumbrance or other disposition or any such contract, option or other arrangement or understanding.

               Section 4.02 Dissenters' Rights. Each Shareholder agrees not to exercise any rights (including, without limitation, under Article 13 of the Georgia Business Corporation Code) to demand appraisal of any Shares which may arise with respect to the Merger.


                                 ARTICLE 5
                               Miscellaneous

               Section 5.01 Further Assurances. Buyer and each Shareholder will execute and deliver, or cause to be executed and delivered, all further documents and instruments and use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, to consummate and make effective the transactions contemplated by this Agreement.

               Section 5.02 Amendments; Termination. Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or in the case of a waiver, by the party against whom the waiver is to be effective. This Agreement shall terminate upon the termination of the Merger Agreement in accordance with its terms.

               Section 5.03 Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

                Section 5.04 Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto, except that Buyer may transfer or assign its rights and obligations to any affiliate of Buyer.

               Section 5.05 Governing Law. This Agreement shall construed in accordance with and governed by the laws of the State of Georgia.

               Section 5.06 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

               Section 5.07 Severability. If any term, provision or covenant of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

               Section 5.08 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement is not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof in addition to any other remedy to which they are entitled at law or in equity.

               Section 5.09 Capitalized Terms. Capitalized terms used but not defined herein shall have the respective meanings set forth in the Merger Agreement.

               IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                                             DELTA AIR LINES, INC.


                                             By:
                                                ------------------------------
                                                Name:
                                                Title:



                                             GEORGE F. PICKETT


                                             ---------------------------------



                                             JOHN W. BEISER


                                             ---------------------------------



                                             ELIZABETH H. PICKETT


                                             ---------------------------------



                                             MAUREEN W. BEISER


                                             ---------------------------------


                                  SCHEDULE I

                                          Number of Outstanding
                                                 Shares
Name of Shareholder                        Beneficially Owned
----------------------                     --------------------
George F. Pickett....................             381,287
John W. Beiser.......................             152,147
Elizabeth H. Pickett.................             118,650
Maureen W.Beiser.....................             140,000